Exhibit 10.17

INSTALLED BUILDING PRODUCTS
495 South High Street, Suite 50 ▲ Columbus, Ohio 43215-5689

February 12, 2009

To: Jay Elliott

Re: Compensation Change

Dear: Jay:

As a follow up to recent discussions, this letter confirms your agreement to a change in your compensation. We have agreed that your salary will be reduced from $202,261.08 to $172,357, effective for the pay period which begins closest to February 1, 2009. We have also agreed that 50% of your 2008 bonus will be paid as usual in 2009 and the remaining 50% will be deferred.

This letter will also serve as an amendment to your Employment Agreement dated as of March 7, 2002. All other terms of your employment agreement will remain in effect. Please confirm your agreement to the change to your salary by signing in the space below and returning one copy to me.

As you know, IBP finds itself in extraordinarily challenging times. The dramatic and prolonged economic downturn has required an equally dramatic response on our part. Nevertheless, we remain optimistic that we will emerge a better and stronger company when the housing market improves. We appreciate your willingness to work together with us to create a stronger IBP going forward.

Very truly yours,

Jeffrey W. Edwards

Agreed:

Telephone (614) 221-3399 ▲ Fax (614) 221-3389

www, IBPTeam.com